Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement (Form S-1) of our report dated February 28, 2013, relating to the consolidated balances sheets of Issuer Direct Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidatedstatements of income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2012, which is filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

 /s/ CHERRY BEKAERT LLP

Raleigh, North Carolina
January 3, 2014